ANNEX A to THE PURCHASE AGREEMENT

(DATE OF SIGNATURE OF THE SHARE PURCHASE AGREEMENT)

The parties, ANDRES GONZALEZ ESCOBAR, legal representative of TAlMAN S.A.S. (THE BENEFICIARY), and JOSE GABRIEL BENITEZ, representing MEDCANA CO, a U.S. corporation, with its domicile in AUSTIN, State of TEXAS, which will be called (THE PAYER).

CLAUSE ONE.- THE PROMISE TO PAY: Having signed the share purchase agreement of the companies ROYAL CANNABIS DE COLOMBIA SAS., identified with TIN 901278971-9, VITAL CANNABIS, identified with TIN 901278952-9, CANNAHEALT BUSINESS SAS. identified with TIN 901278982-1, REMEDIUM SAS. identified with TIN. 901278973-3 and CANNABICOLOMBIAN GROUP S.A.S., identified with TIN. 901278969-3, all registered in the Medellin Chamber of Commerce for Antioquia. THE PAYER, in accordance with the SECOND CLAUSE, Paragraph three (3), of the said contract, undertakes to pay the sums expressed therein as follows.

The payer promises to pay the beneficiary the Amount of the Principal plus interest, at the Annual Interest Rate, if any. This note is payable at the Place of payment, and in accordance with the Payment Terms. All outstanding amounts are due on the Due Date.

CLAUSE TWO.- PAYMENT AND INTERESTS: The payment of the committed monies will be for the sum of fifty thousand American dollars (USD 50,000) for each of the companies, which in total will be equivalent to two hundred and fifty thousand American dollars (USD 250,000). Payments shall be made in accordance with Annex B, the payment plan.

FIRST PARAGRAPH.- The payment plan (Annex B) shall be deemed to have been initiated, from the twelfth month (12) of the start of cannabis cultivation operations for production purposes, and not of the stabilization or home testing of one of the companies; this means that the obligations to pay will be subject to a condition precedent, until the exploitation begins.

SECOND PARAGRAPH: The payable interest will be of eight percent (8%) annual, starting only after the start date, which is 60 months after the start date, defined below.

THIRD PARAGRAPH: The first day after the expiry of 12 full months after the month in which the agricultural operations of each of the acquired companies begin.

On the Start Date, and on the first day of each month after the Start Date, the Payer shall make payments of USD 1,013.82, for the company that has started activities, in accordance with the Amortization Schedule attached to this document as

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Annex B.

CLAUSE THREE.- PREESTABLISHED VALUES AND REMEDIES: If the Payer fails to pay this promissory note, the Beneficiary may declare the principal balance as unpaid, the interest accrued, and any other amount due on the promissory note immediately due.

CLAUSE FOUR.- ATTORNEY FEES: The Payer also promises to pay reasonable attorney's fees and court costs, and other costs, if an attorney is hired to collect or enforce the note. The payer will pay the beneficiary these costs and interest on demand at the Place of payment. These expenses and interest will become part of the debt evidenced by the note, and will be guaranteed by any guarantee for payment.

CLAUSE FIVE.- USURY SAVINGS: Interest on the debt evidenced by this note, shall not exceed the maximum rate or amount of non-usury interest, that may be contracted, taken, reserved, collected or received in accordance with the law. Any interest exceeding that maximum amount will be paid on the Principal's amount or, if the Principal's amount has been paid, will be refunded. In case of acceleration or early payment required or allowed, any excessive interest will be automatically canceled from the acceleration or advance payment or, if the excess interest has already been paid, it will be credited to the Principal Amount or, if the Principal Amount has been paid, it will be refunded. This provision nullifies any conflicting provisions in this note and all other debt-related instruments.

ADDITIONAL PROVISIONS; a) This Bond shall be interpreted and governed in accordance with the laws of Colombia. In the event that any provision of this Bond is deemed invalid by a competent court, such invalidity shall not affect any of the remaining provisions of this Bond.

b) If the Beneficiary at any time receives or accepts payment from or on behalf of the Payer, of less than the total amount due on this Bond, such receipt or acceptance, unless the Beneficiary expressly agrees otherwise in writing, shall be considered a payment on account only, and will not remedy any existing non-compliance for not paying the total amount owed, nor will it exclude the exercise of any remedy from the Beneficiary, including but not limited to.

c) The Beneficiary may not waive any of its rights, except by means of a written instrument signed by it or its agent.

d) This Bond shall be binding and shall be in the interest of the Payer and the Beneficiary and their respective successors and assignees. The Payer may not transfer or assign any of its rights or obligations under this Note, without the prior written approval of the Beneficiary, which may be granted at the sale and absolute discretion of the Beneficiary. This Note may not be amended or modified orally, but only by a written amendment signed by the Beneficiary and the Payer.

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e) All notices, requests, claims, consents, and other communications required or that may be delivered pursuant to this Notice (collectively, the "Notifications"), shall be made in writing and delivered (a) by personal delivery, (b) by email, or (c) by registered or certified mail from the United States, with acknowledgment of receipt requested, postage paid, to the Payer's mailing address (per Payer) or (per Payment) in advance, as appropriate).

THE PAYER

DocuSigned by:

[signature] JAN/5/2022

5A83E 14023584AB

JOSE GABRIEL DIAZ BENITEZ

MEDCANA CO.

THE BENEFICIARY

Docuslgned by:

[signature]

4CBAOAEE828448B

ANDRES GONzALEZ ESCOBAR

TAIMAN SAS.

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I, ANDRES CELIS, hereby certify that I am fluent in both the English and Spanish languages, and competent to translate from English to Spanish and from Spanish to English, and that the attached document is a true and accurate translation of the original document from Spanish into English.

Full Name: ANDRES FELIPE CELIS SALAZAR

Signature: /s/ ANDRES FELIPE CELIS SALAZAR

Email: afceliSOgmall.com

Address (Physical): CALLE 107 A #54 – 95 APT. 401. BOGOTA, COLOMBIA

Telephone (day): (157) 3213922388

Date: February 9, 2022

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